Exhibit 99.1

FOR IMMEDIATE RELEASE

FNCB Bancorp, Inc. Announces First Quarter 2024 Earnings

Dunmore, Pa., April 30, 2024/Globe Newswire/—FNCB Bancorp, Inc. (NASDAQ: FNCB; www.fncb.com), the parent company of Dunmore-based FNCB Bank (the “Bank” and collectively, “FNCB”) today reported net income of $3.5 million, or $0.18 per diluted shares, for the first quarter of 2024, an increase of $869 thousand, or 32.6%, compared to $2.7 million or $0.14 per diluted share, for the same period of 2023. The earnings improvement was primarily due to a $1.6 million increase in net interest income, partially offset by increases in the provision for credit losses of $511 thousand and non-interest expense of $266 thousand. For the three months ended March 31, 2024, the annualized return on average assets and the return on average shareholders' equity were 0.78% and 10.58%, respectively, compared to 0.62% and 8.84%, respectively, for the same period of 2023. FNCB declared and paid dividends to shareholders of common stock of $0.09 per share for each of the first quarters of 2024 and 2023.

Agreement and Plan of Merger

On September 27, 2023, FNCB and Peoples Financial Services Corp. (“PFIS”) (NASDAQ:PFIS) announced that both companies had entered into a strategic combination and executed an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which FNCB will merge with and into PFIS, with PFIS as the surviving entity. Immediately after this merger, the Bank will merge with and into Peoples Security Bank and Trust Company (“Peoples Bank”) with Peoples Bank as the surviving bank and a wholly-owned subsidiary of PFIS. The completion of the merger requires, among other things, the approval from regulatory authorities. FNCB held a special meeting of shareholders on March 22, 2024, at which time FNCB's shareholders approved the Merger Agreement. Pending regulatory approval, FNCB expects the merger to be consummated in the second half of 2024, however, there can be no assurance that the transaction will be consummated during this time period, or at all.

First quarter 2024 performance:

●	First quarter 2024 net income increased $869 thousand, or 32.6%, to $3.5 million, or $0.18 per diluted share, compared to $2.7 million, or $0.14 per diluted share for the first quarter of 2023;
●	Yield on earning assets (FTE) increased 79 basis points to 5.24% for the first quarter of 2024 from 4.45% for the same quarter of 2023, and improved 20 basis points on a linked-quarter basis from 5.04% for the fourth quarter of 2023;
●	Cost of funds increased 61 basis points to 2.76% from 2.15% comparing the first quarters of 2024 and 2023, and remained unchanged on a linked-quarter basis from 2.76% for the fourth quarter of 2023;
●	Net interest margin (FTE) increased 28 basis points to 3.06% for the first quarter of 2024, compared to 2.78% for the same period of 2023, and improved 19 basis points on a linked-quarter basis from 2.87% for the fourth quarter of 2023; and
●	Efficiency ratio improved to 62.17% for the first quarter of 2024 compared to 67.69% for the same period of 2023.

Summary financial position at March 31, 2024 as compared to December 31, 2023:

●	Total assets decreased $15.0 million, or 0.8%, to $1.866 billion at March 31, 2024 from $1.881 billion at December 31, 2023;
●	Net loans and leases increased $29.5 million, or 2.4%, to $1.238 billion at March 31, 2024 from $1.208 billion at December 31, 2023;
●	Total deposits decreased $47.7 million, or 3.1%, to $1.481 billion at March 31, 2024 from $1.529 billion at December 31, 2023;
●	Non-performing loans as a percentage of total loans were 0.48% at March 31, 2024 and 0.44% at December 31, 2023; and
●	The Bank was well capitalized with total risk-based capital and leverage ratios of 13.45% and 9.47%, respectively, at March 31 2024, and 12.66% and 8.76%, respectively, at December 31, 2023.

"We are very pleased with our first quarter 2024 results," stated FNCB President and CEO, Gerard A. Champi. "Our disciplined approach to balance sheet management has translated into margin improvement for the third consecutive quarter. We experienced some weakening in asset quality during the first quarter of 2024, particularly related to our commercial equipment financing line. We are committed to maintaining a strong asset quality position and actively monitor our asset quality metrics. In the first quarter of 2024, we adjusted our underwriting standards with respect to this line to maintain asset quality. As we anticipate the strategic merger with PFIS later in 2024, we continue to work together towards the integration of our businesses to ensure a smooth transition for our combined customers," concluded Mr. Champi.

Summary Results

Net interest income on a tax-equivalent basis increased $1.7 million, or 14.4%, to $13.6 million for the three months ended March 31, 2024 from $11.9 million for the comparable period of 2023, as a tax-equivalent interest income increased by a greater magnitude than interest expense. FNCB’s tax-equivalent net interest margin increased 28 basis points to 3.06% for the first quarter of 2024 from 2.78% for the same quarter of 2023. Additionally, on a linked quarter basis, FNCB's tax-equivalent net interest margin increased 19 basis points from 2.87% for the fourth quarter of 2023, which marked margin improvement for the the third consecutive quarter. Tax-equivalent interest income increased $4.3 million, or 22.5%, to $23.2 million for the first quarter of 2024 from $18.9 million for the same quarter of 2023. The increase in tax-equivalent interest income largely reflected an increase in the tax-equivalent yield on average earning assets, coupled with growth in average earning assets comparing the three months ended March 31, 2024 and 2023. The tax-equivalent yield on average earning assets increased 79 basis points to 5.24% for the first quarter of 2024 from 4.45% for the same quarter of 2023. Specifically, the tax-equivalent yield on the loan portfolio increased 77 basis points to 5.93% at March 31, 2024, from 5.16% at March 31, 2023. Additionally, the tax-equivalent yield on the investment portfolio increased 57 basis points to 3.55% for the first quarter of 2024 from 2.98% for the same quarter of 2023. Total average earning assets increased $68.8 million, or 4.0%, to $1.772 billion for the three months ended March 31, 2024, from $1.703 billion for the same three months of 2023. Specifically, average total loans and leases increased $111.4 million, or 9.8%, to $1.248 billion for the first quarter of 2024 from $1.137 billion for the same quarter of 2023, as FNCB experienced moderate demand within the commercial and industrial, commercial equipment financing and state and political subdivision loan categories. Meanwhile, total securities averaged $509.9 million for the first quarter of 2024, a decrease of $39.3 million, or 7.2%, from $549.2 million for the same quarter of 2023.

Partially offsetting the increase in tax-equivalent interest income was a $2.6 million, or 36.1%, increase in interest expense to $9.7 million for the three months ended March 31, 2024 from $7.1 million for the same three months of 2023, caused primarily by an increase in funding costs, coupled with an increase in average interest-bearing liabilities. FNCB increased deposit rates and offered several certificate of deposit specials in response to rising market rates and increased competition within its market area. As a result, FNCB's cost of funds increased 61 basis points to 2.76% for the three months ended March 31, 2024 from 2.15% for the same three months of 2023.  The average rate paid for interest-bearing deposits increased 86 basis points to 2.46% for the first quarter of 2024 from 1.60% for the same period of 2023, as costs for all major deposit categories increased. Specifically, the average rate paid on interest bearing demand deposits increased 56 basis points to 2.27% for the first quarter of 2024 from 1.71% for the same quarter of 2023. Comparing the first quarters of 2024 and 2023, the average rates paid for time deposits and savings deposits increased 152 basis points and 12 basis points, respectively. The increase in market interest rates also impacted the cost of borrowed funds which increased 9 basis points to 4.95% from 4.86% for the three months ended March 31, 2024 and 2023, respectively. On a linked quarter basis, funding costs have appeared to stabilize as FNCB's cost of funds was unchanged from 2.76% for the fourth quarter of 2023. Comparing the first quarters of 2024 and 2023, average interest-bearing liabilities increased $77.1 million, or 5.8%, to $1.398 billion from $1.320 billion, respectively, which reflected higher average deposit volumes, partially offset by a reduction in average borrowed funds. Average interest-bearing deposits increased $130.2 million, or 11.9%, to $1.227 billion from $1.097 billion comparing the first quarters of 2024 and 2023, respectively. Accounting for the majority of the increase in interest-bearing deposit volumes was an increase in average time deposits of $127.1 million, or 53.0%, to $366.8 million for the three months ended March 31, 2024, from $239.7 million for the same three months of 2023. In response to industry-wide liquidity pressures, FNCB increased utilization of brokered deposits, to manage interest rate risk and for liquidity purposes. Brokered deposits averaged $165.9 million for the three months ended March 31, 2024, an increase of $94.5 million from $71.4 million for the same three months of 2023. Average interest-bearing demand deposits increased $16.2 million, or 2.3%, to $730.2 million for the first quarter of 2024 compared to $714.0 million for the same quarter of 2023, while average savings deposits decreased $13.1 million, or 9.1%, to $130.0 million from $143.1 million comparing the first quarters of 2024 and 2023, respectively. Average borrowed fund balances decreased $53.0 million, or 23.7%, to $170.7 million for the three months ended March 31, 2024, from $223.7 million for the same three-month period in 2023.

Non-interest income slightly decreased by $43 thousand, or 2.6%, for the three months ended March 31, 2024, to $1.6 million from $1.7 million for the three months ended March 31, 2023. The revenue decrease was largely due to a reduction in net gains on the sale of available-for-sale securities and other income, partially offset by a decrease in the net loss on equity securities, coupled with increases in wealth management services revenue and income from bank-owned life insurance. There were no net gains on the sale of available-for-sale debt securities for the three months ended March 31, 2024, compared to the net gain recorded on the sale of available-for-sale securities of $162 thousand for the three months ended March 31, 2023. Other non-interest income decreased $77 thousand, or 14.9%, to $441 thousand from $518 thousand comparing the first quarters of 2024 and 2023, respectively. Factoring into the decrease in other income were reductions in loan referral fees, loan-related fees and merchant services revenue. Due to a reduction in transaction volume, loan referral fees, which include commissions received from loan swap transactions and brokered mortgages, decreased $56 thousand to $15 thousand for the three months ended March 31, 2024 from $71 thousand for the same three months of 2023. Loan-related fees and merchant services revenue decreased $50 thousand and $31 thousand, respectively, comparing the first quarters of 2024 and 2023. Partially offsetting these negative variances was a $95 thousand, or 18.6%, decrease on the net loss recognized on equity securities, of $413 thousand for the three months ended March 31, 2024, compared to the $508 thousand recognized for the three months ended March 31, 2023. FNCB's holdings of equity securities are comprised primarily of the common stock of publicly traded bank holding companies. Volatility within the financial services industry continued to negatively impact equity prices within this sector during the first quarter of 2024 but to a lesser extent in comparison to the same period of 2023. In addition, wealth management services revenue generated from 1st Investment Services increased $66 thousand, or 27.6%, to $304 thousand for the three months ended March 31, 2024, compared to $238 thousand for the comparable period of 2023, which reflected expansion of this line of business. Income from bank-owned life insurance totaled $226 thousand for the first quarter of 2024, an increase of $29 thousand, or 14.6%, from $197 thousand for the first quarter of 2023.

Non-interest expense increased $266 thousand, or 3.0%, to $9.2 million for the three months ended March 31, 2024, from $8.9 million for the same three-month period of 2023, which was primarily due to the recognition of merger and acquisition expenses that totaled $284 thousand for the three months ended March 31, 2024. No such expenses were recorded during the three months ended March 31, 2023. Also factoring to the increase in non-interest expense was an increase in contributions made to non-for-profit organizations as part of neighborhood assistance tax credit programs. Contributions, which are presented in non-interest expense net of tax credits, were $253 thousand in 2024, an increase $234 thousand from $19 thousand for the same quarter of 2023. These negative variances were partially offset by $202 thousand, or 3.7%, decreases in salaries and employee benefits to $5.2 million for the three months ended March 31, 2024, compared to $5.4 million for the same three-month period of 2023.

Asset Quality

Total non-performing loans increased $630 thousand, or 11.7%, to $6.0 million, representing 0.48% of total loans and leases, at March 31, 2024, from $5.4 million, or 0.44% of total loans and leases, at December 31, 2023. FNCB’s loan delinquency rate (total delinquent loans as a percentage of total loans) increased to 0.79% at March 31, 2024, compared to 0.75% at December 31, 2023. The increase in loan delinquencies was concentrated in commercial and industrial and consumer loans due primarily to increases in loans within these categories that were 30-59 days past due, while the increase in non-performing loans largely reflected the migration of commercial equipment financing loans from accruing to non-accrual status. FNCB's annualized net charge-off ratio increased to 0.33% for the three months ended March 31, 2024 compared to 0.09% for the same three months of 2023. The year-over-year increase in net loans charged off was concentrated in commercial equipment financing loans, specifically loans secured by tractor-trailers due to a contraction in the trucking industry. FNCB recorded a provision for credit losses of $1.5 million for the first quarter of 2024 compared to a provision of $975 thousand for the same quarter of 2023. The allowance for credit losses was $12.5 million, or 1.00%, of total loans and leases, at March 31, 2024, compared to an allowance for credit losses of $12.0 million, or 0.98% of total loans and leases at December 31, 2023.

Financial Condition

Total assets decreased $15.0 million, or 0.8%, to $1.866 billion at March 31, 2024 from $1.881 billion at December 31, 2023. The change in total assets primarily reflected decreases in cash and cash equivalents and available-for-sale debt securities, partially offset by an increase in loans and leases. Cash and cash equivalents decreased $37.3 million, or 34.6%, to $70.6 million at March 31, 2024, from $107.9 million at December 31, 2023. Available-for-sale debt securities decreased $8.7 million, or 1.9%, to $442.1 million at March 31, 2024 from $450.8 million at December 31, 2023. Loans and leases, net of the ACL, increased $29.5 million, or 2.4%, to $1.238 billion at March 31, 2024 from $1.208 billion at December 31, 2023. The increase in loans and leases reflected moderate demand within the commercial and industrial, commercial equipment financing and state and political subdivision loan categories. Meanwhile, total deposits decreased $47.7 million, or 3.1%, to $1.481 billion at March 31, 2024 from $1.529 billion at December 31, 2023, which was due primarily to cyclical deposit trends of public deposits, coupled with the runoff of retail time deposit specials that were not renewed upon maturity. Partially offsetting these deposit decreases was a $33.1 million increase in brokered deposits to $181.8 million at March 31, 2024 from $148.7 million at December 31, 2023. Total borrowed funds outstanding at March 31, 2024, were $229.9 million, an increase of $29.6 million, or 14.8%, from $200.3 million at December 31, 2023.

Total shareholders’ equity increased $3.1 million, or 2.3%, to $137.7 million at March 31, 2024 from $134.6 million at December 31, 2023. The increase in shareholders' equity was primarily due to a $1.2 million, or 3.1%, reduction in the accumulated other comprehensive loss to $38.9 million at March 31, 2024, from $40.1 million at December 31, 2023, coupled with net income for the three months ended March 31, 2024, of $3.5 million. Partially offsetting these increases to capital were dividends declared and paid of $1.8 million for the three months ended March 31, 2024. The Bank was considered well capitalized with total risk-based capital and Tier 1 leverage ratios of 13.45% and 9.47% at March 31, 2024, respectively, and 12.66% and 8.76%, respectively at December 31, 2023.

Availability of Filings

Copies of FNCB’s most recent Annual Report on Form 10-K and Quarterly Reports on form 10-Q will be provided upon request from: Shareholder Relations, FNCB Bancorp, Inc., 102 East Drinker Street, Dunmore, PA 18512 or by calling (570) 348-6419. FNCB’s SEC filings including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q are also available free of charge on the Investor Relations page of FNCB’s website, www.fncb.com, and on the SEC website at: http://www.sec.gov/edgar/searchedgar/companysearch.html

About FNCB Bancorp, Inc.:

FNCB Bancorp, Inc. is the bank holding company of FNCB Bank. Locally-based for over 115 years, FNCB Bank continues as a premier community bank in Northeastern Pennsylvania – offering a full suite of personal, small business and commercial banking solutions with industry-leading mobile, online and in-branch products and services. FNCB currently operates through 16 community offices located in Lackawanna, Luzerne and Wayne Counties and remains dedicated to making its customers’ banking experience simply better. For more information about FNCB, visit www.fncb.com.

INVESTOR CONTACT:

James M. Bone, Jr., CPA

Executive Vice President and Chief Financial Officer

FNCB Bank

(570) 348-6419

james.bone@fncb.com

FNCB may from time to time make written or oral “forward-looking statements,” including statements contained in our filings with the Securities and Exchange Commission (“SEC”), in our reports to shareholders, and in our other communications, which are made in good faith by us pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to FNCB’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, including statements with respect to future changes in monetary policy or interest rates, or new product offerings and the anticipated merger between FNCB and Peoples Financial Services Corp. (“PFIS”) under the Agreement and Plan of Merger, dated September 27, 2023 (the “Merger Agreement”) pursuant to which FNCB will merge with and into PFIS, with PFIS as the surviving entity, along with the transaction occurring immediately after such merger, whereby FNCB’s wholly owned subsidiary, FNCB Bank (the “Bank”) will merge with and into Peoples Security Bank and Trust Company (“Peoples Bank”), with Peoples Bank as the surviving bank and a wholly-owned subsidiary of PFIS, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond our control). The words “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “future” and similar expressions are intended to identify forward-looking statements. The following factors, among others, could cause FNCB’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements: government intervention in the U.S. financial system including the effects of recent legislative, tax, accounting and regulatory actions and reforms; political instability; acts of world terrorism; global unrest; the ability of FNCB to manage credit risk; weakness in the economic environment, in general, and within FNCB’s market area; the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the Merger Agreement between FNCB and PFIS; the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected timeframes or at all and to successfully integrate operations of FNCB and FNCB Bank and those of PFIS and Peoples Bank, its wholly-owned subsidiary, which may be more difficult, time consuming or costly than expected; diversion of management's attention from ongoing business operations and opportunities; effects of the announcement, pendency or completion of the proposed transaction on the ability of FNCB and PFIS to retain customers and retain and hire key personnel and maintain relationships with their vendors, and on their operating results and businesses generally; the deterioration of one or a few of the large balance commercial and/or commercial real estate loans contained in FNCB’s loan portfolio; greater risk of loan defaults and losses from concentration of loans held by FNCB, including those to insiders and related parties; if FNCB’s portfolio of loans to small and mid-sized community-based businesses increases its credit risk; if FNCB’s allowance for credit losses ("ACL") is not sufficient to absorb actual losses or if increases to the ACL were required; FNCB is subject to interest-rate risk and any changes in interest rates could negatively impact net interest income or the fair value of FNCB's financial assets; if management concludes that the decline in value of any of FNCB’s investment securities is caused by a credit-related event could result in FNCB recording an impairment loss; if FNCB’s risk management framework is ineffective in mitigating risks or losses to FNCB; if FNCB is unable to successfully compete with others for business; a loss of depositor confidence resulting from changes in either FNCB’s financial condition or in the general banking industry; if FNCB is unable to retain or grow its core deposit base; inability or insufficient dividends from its subsidiary, FNCB Bank; if FNCB loses access to wholesale funding sources; interruptions or security breaches of FNCB’s information systems; any systems failures or interruptions in information technology and telecommunications systems of third parties on which FNCB depends; security breaches; if FNCB’s information technology is unable to keep pace with growth or industry developments or if technological developments result in higher costs or less advantageous pricing; the loss of management and other key personnel; dependence on the use of data and modeling in both its management’s decision-making generally and in meeting regulatory expectations in particular; additional risk arising from new lines of business, products, product enhancements or services offered by FNCB; inaccuracy of appraisals and other valuation techniques FNCB uses in evaluating and monitoring loans secured by real property and other real estate owned; unsoundness of other financial institutions; damage to FNCB’s reputation; defending litigation and other actions; dependence on the accuracy and completeness of information about customers and counterparties; risks arising from future expansion or acquisition activity; environmental risks and associated costs on its foreclosed real estate assets; any remediation ordered, or adverse actions taken, by federal and state regulators, including requiring FNCB  to act as a source of financial and managerial strength for the FNCB Bank in times of stress;  costs arising from extensive government regulation, supervision and possible regulatory enforcement actions; new or changed legislation or regulation and regulatory initiatives; noncompliance and enforcement action with the Bank Secrecy Act and other anti-money laundering statutes and regulations; failure to comply with numerous "fair and responsible banking" laws; any violation of laws regarding privacy, information security and protection of personal information or another incident involving personal, confidential or proprietary information of individuals; any rulemaking changes implemented by the Consumer Financial Protection Bureau; inability to attract and retain its highest performing employees due to potential limitations on incentive compensation contained in proposed federal agency rulemaking; any future increases in FNCB Bank’s FDIC deposit insurance premiums and assessments; and the success of FNCB at managing the risks involved in the foregoing and other risks and uncertainties, including those detailed in FNCB’s filings with the SEC.

FNCB cautions that the foregoing list of important factors is not all inclusive. Readers are also cautioned not to place undue reliance on any forward-looking statements, which reflect management’s analysis only as of the date of this report, even if subsequently made available by FNCB on its website or otherwise. FNCB does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of FNCB to reflect events or circumstances occurring after the date of this report.

Readers should carefully review the risk factors described in the documents that FNCB periodically files with the SEC, including the 2023 Annual Report.

FNCB Bancorp, Inc.
Selected Financial Data

	Mar 31,	Dec 31,	Sept 30,	Jun 30,	Mar 31,
	2024	2023	2023	2023	2023
Per share data:
Net income (fully diluted)	$0.18	$0.17	$0.21	$0.14	$0.14
Cash dividends declared	$0.09	$0.09	$0.09	$0.09	$0.09
Book value	$6.96	$6.80	$5.96	$6.28	$6.43
Tangible book value	$6.96	$6.80	$5.96	$6.28	$6.43
Market value:
High	$7.00	$7.15	$6.88	$6.82	$9.00
Low	$5.41	$5.54	$5.47	$5.45	$6.09
Close	$6.07	$6.79	$5.95	$5.97	$6.20
Common shares outstanding	19,795,151	19,787,031	19,780,317	19,750,092	19,683,873

Selected ratios:
Annualized return on average assets	0.78%	0.73%	0.91%	0.63%	0.62%
Annualized return on average shareholders' equity	10.58%	11.21%	13.39%	8.89%	8.84%
Efficiency ratio	62.17%	69.48%	66.75%	68.11%	67.69%
Tier I leverage ratio (FNCB Bank)	9.47%	8.76%	9.11%	8.98%	8.96%
Total risk-based capital to risk-adjusted assets (FNCB Bank)	13.45%	12.66%	13.21%	12.97%	12.97%
Average shareholders' equity to average total assets	7.33%	6.51%	6.83%	7.07%	6.96%
Yield on earning assets (FTE)	5.24%	5.04%	4.93%	4.67%	4.45%
Cost of funds	2.76%	2.76%	2.66%	2.45%	2.15%
Net interest spread (FTE)	2.48%	2.28%	2.27%	2.22%	2.30%
Net interest margin (FTE)	3.06%	2.87%	2.85%	2.75%	2.78%
Total delinquent loans/total loans	0.79%	0.75%	0.72%	0.50%	0.40%
Allowance for credit losses/total loans	1.00%	0.98%	1.01%	1.07%	1.06%
Non-performing loans/total loans	0.48%	0.44%	0.43%	0.31%	0.23%
Annualized net charge-offs/average loans	0.33%	0.18%	0.15%	0.07%	0.09%

FNCB Bancorp, Inc.
Year-to-Date Consolidated Statements of Income

	Three Months Ended
	March 31,
(in thousands, except share data)	2024	2023
Interest income
Interest and fees on loans and leases	$18,320	$14,565
Interest and dividends on securities:
Taxable	3,627	3,077
Tax-exempt	534	587
Dividends	226	273
Total interest and dividends on securities	4,387	3,937
Interest on interest-bearing deposits in other banks	178	177
Total interest income	22,885	18,679
Interest expense
Interest on deposits	7,543	4,377
Interest on borrowed funds	2,113	2,717
Total interest expense	9,656	7,094
Net interest income before provision for credit losses	13,229	11,585
Provision for credit losses	1,486	975
Net interest income after provision for credit losses	11,743	10,610
Non-interest income
Deposit service charges	1,070	1,064
Net gain on the sale of available-for-sale debt securities	-	162
Net loss on equity securities	(413)	(508)
Income from bank-owned life insurance	226	197
Wealth management services revenue	304	238
Other	441	518
Total non-interest income	1,628	1,671
Non-interest expense
Salaries and employee benefits	5,193	5,395
Occupancy expense	575	521
Equipment expense	238	272
Advertising expense	144	209
Data processing expense	969	998
Regulatory assessments	302	213
Bank shares tax	275	205
Professional fees	317	302
Credit to provision for unfunded commitments	(255)	(269)
Contributions	253	19
Merger and acquisition expenses	284	-
Other operating expenses	892	1,056
Total non-interest expense	9,187	8,921
Income before income taxes	4,184	3,360
Income tax expense	652	697
Net income	$3,532	$2,663

Income per share
Basic	$0.18	$0.14
Diluted	$0.18	$0.14

Cash dividends declared per common share	$0.09	$0.09
Weighted average number of shares outstanding:
Basic	19,793,235	19,682,357
Diluted	19,795,213	19,690,859

FNCB Bancorp, Inc.
Quarter-to-Date Consolidated Statements of Income

	Three Months Ended
	Mar 31,	Dec 31,	Sept 30,	Jun 30,	Mar 31,
(in thousands, except share data)	2024	2023	2023	2023	2023
Interest income
Interest and fees on loans and leases	$18,320	$17,722	$17,224	$15,853	$14,565
Interest and dividends on securities
Taxable	3,627	3,247	3,063	3,064	3,077
Tax-exempt	534	537	539	544	587
Dividends	226	247	248	223	273
Total interest and dividends on securities	4,387	4,031	3,850	3,831	3,937
Interest on interest-bearing deposits in other banks	178	339	243	252	177
Total interest income	22,885	22,092	21,317	19,936	18,679
Interest expense
Interest on deposits	7,543	7,493	6,446	6,145	4,377
Interest on borrowed funds	2,113	2,123	2,664	2,162	2,717
Total interest expense	9,656	9,616	9,110	8,307	7,094
Net interest income before provision (credit to provision) for credit losses	13,229	12,476	12,207	11,629	11,585
Provision (credit to provision) for credit losses	1,486	376	(270)	799	975
Net interest income after provision (credit to provision) for credit losses	11,743	12,100	12,477	10,830	10,610
Non-interest income
Deposit service charges	1,070	1,218	1,132	1,123	1,064
Net gain on the sale of available-for-sale debt securities	-	-	-	90	162
Net (loss) gain on equity securities	(413)	172	(233)	(1,032)	(508)
Income from bank-owned life insurance	226	140	210	205	197
Wealth management services revenue	304	224	237	245	238
Other	441	578	348	317	518
Total non-interest income	1,628	2,332	1,694	948	1,671
Non-interest expense
Salaries and employee benefits	5,193	5,375	4,935	4,529	5,395
Occupancy expense	575	569	516	550	521
Equipment expense	238	230	229	232	272
Advertising expense	144	241	198	188	209
Data processing expense	969	1,024	1,034	952	998
Regulatory assessments	302	307	283	312	213
Bank shares tax	275	284	264	263	205
Professional fees	317	312	265	214	302
Credit to provision for unfunded commitments	(255)	(74)	(235)	(225)	(269)
Contributions	253	49	-	-	19
Merger and acquisition expenses	284	943	537	-	-
Other operating expenses	892	1,339	1,274	1,087	1,056
Total non-interest expense	9,187	10,599	9,300	8,102	8,921
Income before income taxes	4,184	3,833	4,871	3,676	3,360
Income tax expense	652	480	709	871	697
Net income	$3,532	$3,353	$4,162	$2,805	$2,663

Income per share
Basic	$0.18	$0.17	$0.21	$0.14	$0.14
Diluted	$0.18	$0.17	$0.21	$0.14	$0.14

Cash dividends declared per common share	$0.090	$0.090	$0.090	$0.090	$0.090
Weighted average number of shares outstanding:
Basic	19,793,235	19,782,236	19,776,342	19,715,136	19,682,357
Diluted	19,795,213	19,782,452	19,776,360	19,715,136	19,690,859

FNCB Bancorp, Inc.
Consolidated Balance Sheets

	Mar 31,	Dec 31,	Sept 30,	Jun 30,	Mar 31,
(in thousands)	2024	2023	2023	2023	2023
Assets
Cash and cash equivalents:
Cash and due from banks	$18,323	$27,819	$42,081	$32,893	$20,418
Interest-bearing deposits in other banks	52,266	80,049	34,990	72,107	49,153
Total cash and cash equivalents	70,589	107,868	77,071	105,000	69,571
Available-for-sale debt securities, at fair value	442,120	450,814	437,142	452,877	473,119
Equity securities, at fair value	4,373	4,786	6,104	6,337	7,369
Restricted stock, at cost	9,364	8,814	8,842	9,325	8,482
Loans and leases, net of deferred loan fees and costs and unearned income	1,250,225	1,220,265	1,205,752	1,200,595	1,163,789
Allowance for credit losses	(12,455)	(11,986)	(12,149)	(12,873)	(12,279)
Net loans and leases	1,237,770	1,208,279	1,193,603	1,187,722	1,151,510
Bank premises and equipment, net	14,256	14,546	14,790	15,028	15,316
Accrued interest receivable	7,590	7,085	6,599	6,329	6,143
Bank-owned life insurance	36,667	37,251	37,111	36,901	36,696
Other assets	43,253	41,543	45,511	42,353	41,275
Total assets	$1,865,982	$1,880,986	$1,826,773	$1,861,872	$1,809,481

Liabilities
Deposits:
Demand (non-interest-bearing)	$286,286	$285,548	$297,740	$285,674	$281,114
Interest-bearing	1,195,008	1,243,434	1,204,635	1,190,390	1,182,192
Total deposits	1,481,294	1,528,982	1,502,375	1,476,064	1,463,306
Borrowed funds	229,856	200,272	186,733	242,022	196,648
Accrued interest payable	1,284	1,355	1,001	1,089	848
Other liabilities	15,803	15,778	18,862	18,638	22,185
Total liabilities	1,728,237	1,746,387	1,708,971	1,737,813	1,682,987

Shareholders' equity
Preferred stock	-	-	-	-	-
Common stock	24,743	24,733	24,725	24,687	24,604
Additional paid-in capital	78,412	78,253	78,050	77,757	77,636
Retained earnings	73,522	71,782	70,221	67,851	66,834
Accumulated other comprehensive income	(38,932)	(40,169)	(55,194)	(46,236)	(42,580)
Total shareholders' equity	137,745	134,599	117,802	124,059	126,494
Total liabilities and shareholders’ equity	$1,865,982	$1,880,986	$1,826,773	$1,861,872	$1,809,481

FNCB Bancorp, Inc.
Summary Tax-equivalent Net Interest Income

	Three Months Ended
	Mar 31,	Dec 31,	Sept 30,	Jun 30,	Mar 31,
(dollars in thousands)	2024	2023	2023	2023	2023
Interest income
Loans and leases:
Loans and leases - taxable	$17,600	$17,229	$16,768	$15,411	$14,145
Loans and leases - tax-free	911	625	577	559	532
Total loans	18,511	17,854	17,345	15,970	14,677
Securities:
Securities, taxable	3,853	3,494	3,311	3,287	3,350
Securities, tax-free	676	680	682	689	743
Total interest and dividends on securities	4,529	4,174	3,993	3,976	4,093
Interest-bearing deposits in other banks	178	339	243	252	177
Total interest income	23,218	22,367	21,581	20,198	18,947
Interest expense
Deposits	7,543	7,493	6,446	6,145	4,377
Borrowed funds	2,113	2,123	2,664	2,162	2,717
Total interest expense	9,656	9,616	9,110	8,307	7,094
Net interest income	$13,562	$12,751	$12,471	$11,891	$11,853

Average balances
Earning assets:
Loans and leases:
Loans and leases - taxable	$1,173,876	$1,168,557	$1,152,611	$1,122,385	$1,082,830
Loans and leases - tax-free	74,371	56,889	55,100	55,142	54,045
Total loans	1,248,247	1,225,446	1,207,711	1,177,527	1,136,875
Securities:
Securities, taxable	416,290	428,901	430,977	438,157	449,351
Securities, tax-free	93,602	93,977	94,276	94,964	99,836
Total securities	509,892	522,878	525,253	533,121	549,187
Interest-bearing deposits in other banks	13,748	26,036	18,874	20,620	17,068
Total interest-earning assets	1,771,887	1,774,360	1,751,838	1,731,268	1,703,130
Non-earning assets	59,607	48,063	53,906	57,463	51,930
Total assets	$1,831,494	$1,822,423	$1,805,744	$1,788,731	$1,755,060
Interest-bearing liabilities:
Deposits	$1,226,918	$1,217,659	$1,156,345	$1,179,288	$1,096,758
Borrowed funds	170,668	174,261	215,801	176,838	223,694
Total interest-bearing liabilities	1,397,586	1,391,920	1,372,146	1,356,126	1,320,452
Demand deposits	279,760	289,982	287,846	284,053	287,975
Other liabilities	19,843	21,853	22,444	22,030	24,487
Shareholders' equity	134,305	118,668	123,308	126,522	122,146
Total liabilities and shareholders' equity	$1,831,494	$1,822,423	$1,805,744	$1,788,731	$1,755,060

Yield/Cost
Earning assets:
Loans and leases:
Interest and fees on loans and leases - taxable	6.00%	5.90%	5.82%	5.49%	5.23%
Interest and fees on loans and leases - tax-free	4.90%	4.40%	4.19%	4.05%	3.94%
Total loans	5.93%	5.83%	5.74%	5.42%	5.16%
Securities:
Securities, taxable	3.70%	3.26%	3.07%	3.00%	2.98%
Securities, tax-free	2.89%	2.89%	2.89%	2.90%	2.98%
Total securities	3.55%	3.19%	3.04%	2.98%	2.98%
Interest-bearing deposits in other banks	5.18%	5.21%	5.15%	4.89%	4.15%
Total earning assets	5.24%	5.04%	4.93%	4.67%	4.45%
Interest-bearing liabilities:
Interest on deposits	2.46%	2.46%	2.23%	2.08%	1.60%
Interest on borrowed funds	4.95%	4.87%	4.94%	4.89%	4.86%
Total interest-bearing liabilities	2.76%	2.76%	2.66%	2.45%	2.15%
Net interest spread	2.48%	2.28%	2.27%	2.22%	2.30%
Net interest margin	3.06%	2.87%	2.85%	2.75%	2.78%

FNCB Bancorp, Inc.
Asset Quality Data

	Mar 31,	Dec 31,	Sept 30,	Jun 30,	Mar 31,
(in thousands)	2024	2023	2023	2023	2023
At period end
Non-accrual loans and leases	$5,980	$5,338	$5,084	$3,711	$2,601
Loans past due 90 days or more and still accruing	26	38	59	49	52
Total non-performing loans and leases	6,006	5,376	5,143	3,760	2,653
Other real estate owned (OREO)	-	-	-	-	-
Other non-performing assets	2,019	2,067	1,647	1,647	1,773
Total non-performing assets	$8,025	$7,443	$6,790	$5,407	$4,426

For the three months ended
Allowance for credit losses
Beginning balance, prior to adoption of ASU 2016-13	$11,986	$12,149	$12,873	$12,279	$14,193
Impact of ASU 2016-13	-	-	-	-	(2,636)
Loans and leases charged-off	1,355	1,194	818	553	776
Recoveries of charged-off loans and leases	338	655	364	348	523
Net charge-offs	1,017	539	454	205	253
Provision (credit to provision) for credit losses	1,486	376	(270)	799	975
Ending balance	$12,455	$11,986	$12,149	$12,873	$12,279